Exhibit 99.1

AMERICAN NATURAL ENERGY CORPORATION
6100 South Yale, Suite 300
Tulsa, Oklahoma 74136
Tel: 918-481-1440 Fax: 918-481-1473

American Natural Energy Corporation Announces Revised Terms of
Proposal to Reduce Debenture Conversion Price and Extend Debenture Maturity Date

Tulsa, Oklahoma, May 18, 2005. American Natural Energy Corporation (“ANEC”) (TSX Venture: ANR.U) announces that it is revising the terms of the previously announced proposed amendments to its outstanding 8% Convertible Secured Debentures due September 30, 2005 and the related Trust Indenture. As a result of further discussion with the holders of a majority of the outstanding Debentures, it is intended that the revised terms will include the extension of the maturity date of the Debentures by one year to September 30, 2006, the reduction through the extended maturity date of the Debentures of the price at which the principal of the Debentures can be converted into shares of Common Stock to US$0.15 per share, and provide for the partial release of the lien collateralizing the Debentures in the event a third party enters into an agreement with ANEC pursuant to which the third party is granted the right to drill one or more wells on Company properties and commences that drilling activity. The new terms of the proposed amendments eliminate, among other things, the earlier proposals to pay interest on the Debentures in shares of Common Stock and to eliminate in full the limitation on the incurrence of additional indebtedness.

Under the proposed amendments if approved, up to 74,500,000 shares of Common Stock will become issuable upon full conversion of the Debentures at the reduced conversion price. The adoption of the amendments is subject to receiving the consent of the holders of two-thirds (2/3) of the principal amount of the Debentures outstanding, the approval of the TSX Venture Exchange and, with respect to the extension of the maturity date and the reduction in the conversion price, the approval of the stockholders of ANEC to amend the Certificate of Incorporation of ANEC to increase the number of shares of Common Stock ANEC is authorized to issue to 250 million from 100 million.

ANEC would agree to file a registration statement and post-effective amendment under the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”), to enable, upon effectiveness of the registration statement and post-effective amendment, the resale of the shares to be issued on conversion of the Debentures.

ANEC intends to mail to each Debentureholder a notice relating to the solicitation of the holders consent together with a separate form intended for return to ANEC for consenting in writing to the amendments.

ANEC further announced that it intends to raise additional capital, subject to TSX Venture Exchange approval, proposed to be used to fund drilling activities and for working capital purposes. The terms of such transaction will involve the sale of up to 16,666,667 shares of ANEC’s Common Stock at a price of $0.12 per share or total proceeds of up to $2.0 million. If completed, such a transaction will result in dilution to the present holders of ANEC’s Common Stock. The offer and sale of such securities by ANEC to the subscribers is not intended to be registered under the U.S. Securities Act of 1933, as amended, and is intended to be made pursuant to the exemption from the registration requirements of the U.S. Securities Act afforded by Regulation D and in reliance upon Regulation S under that Act. Such a transaction would result in the issuance of “restricted securities” as defined in Rule 144 under the U.S. Securities Act. There can be no assurance that ANEC will be successful in seeking to raise additional capital through the sale of its Common Stock.

ANEC is a Tulsa, Oklahoma based independent exploration and production company with operations in St. Charles Parish, Louisiana. For further information please contact Michael Paulk, CEO at 918-481-1440 or Steven P. Ensz, CFO at 281-367-5588.

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.

This Press Release may contain statements which constitute forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of ANEC, its directors, or its officers with respect to the future business, well drilling and operating activities and performance of ANEC. Forward-looking statements also include the plans and intentions of ANEC to obtain the consent of Debenture holders to the amendments described in this press release to the terms of its outstanding Debentures and related Trust Indenture, the approval of the TSX Venture Exchange of the proposed amendments and stockholder approval of the amendment to ANEC’s Certificate of Incorporation to increase the number of shares of Common Stock it is authorized to issue and the intentions of ANEC to offer and sell shares of its Common Stock and its ability to complete such a transaction. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including uncertainties as to whether the amendments proposed will receive the requisite approvals. The actual results and outcome of events may differ materially from those in the forward-looking statements as a result of various factors. The levels of and fluctuations in the prices for natural gas and oil and the demand for those commodities, the outcome of ANEC’s development and exploration activities, including the success of its current and proposed well drilling activities and the availability of capital to pursue those activities could affect ANEC and its future prospects. The failure to obtain the required consents to the amendments to the terms of the Debentures could materially adversely affect ANEC’s prospects and liquidity and may lead to the inability of ANEC to re- pay the outstanding principal of the Debentures when the principal matures on September 30, 2005. ANEC’s inability to raise additional capital would adversely affect its ability to pursue its drilling program and its liquidity. Important additional factors that could cause such differences are described in ANEC’s periodic reports and other filings made with the Securities and Exchange Commission and may be viewed at the Commission’s Website at http://www.sec.gov.